Exhibit 10.2

CONTINGENT VALUE RIGHTS AGREEMENT

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

This CONTINGENT VALUE RIGHTS AGREEMENT (this “Agreement”), dated as of September 15, 2020 (the “Effective Date”), is entered into by and between (i) resTORbio, Inc., a Delaware corporation (“Parent”), and (ii) Computershare Inc., a Delaware corporation and its wholly owned subsidiary, Computershare Trust Company, N.A., a national banking association, jointly as Rights Agent (as defined below). Parent and Rights Agent agree, for the equal and proportionate benefit of all Holders (as hereinafter defined), as follows:

1.    DEFINITIONS.

Capitalized terms used but not otherwise defined herein will have the meanings ascribed to them in the Merger Agreement (as defined below). As used in this Agreement, the following terms will have the following meanings:

1.1    “Acting Holders” means, at the time of determination, Holders of at least 20% of the outstanding CVRs.

1.2    “Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) of any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting shares of the Person or actual control over the business and affairs of such Person.

1.3    “Budget” shall mean the budget attached hereto as Exhibit A.

1.4    “Calendar Quarter” means the successive periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31, for so long as this Agreement is in effect; provided, however that (a) the first Calendar Quarter shall commence on the Effective Date and shall end on the first September 30 thereafter, and (b) the last Calendar Quarter shall commence on the first day after the full Calendar Quarter immediately preceding the effective date of the termination or expiration of this Agreement and shall end on the effective date of the termination or expiration of this Agreement.

1.5    “Clinical Trial” means a clinical study conducted on certain numbers of human subjects (depending on the phase of the trial) that is designed to (a) establish that a pharmaceutical product is reasonably safe and tolerable for continued testing, (b) investigate the safety and efficacy of the pharmaceutical product for its intended use, and to define warnings, precautions and adverse reactions that may be associated with the pharmaceutical product in the dosage range to be prescribed, or (c) support Marketing Approval of such pharmaceutical product or label expansion of such pharmaceutical product.

1.6    “Clinical Trial Cap” means US [***] less any fully burdened costs accrued or incurred by Parent or its Affiliates in connection with the CVR Clinical Trial(s), in accordance with the Budget, between the date of the Merger Agreement Date and the Effective Date.

1.7    “Commercialize” means to market, promote, distribute, import, export, offer to sell and/or sell the CVR Product, and “Commercialization” means commercialization activities related to the CVR Product, including activities relating to marketing, promoting, distributing, importing, exporting, offering for sale and/or selling the CVR Product.

1.8    “Commercially Reasonable Efforts” means the level of efforts consistent with the efforts that a Third Party of similar size and with similar resources as Parent, in the biopharmaceutical industry, typically devotes to a similar product of similar market potential, at a similar stage in its development or product life, taking into account development, commercial, legal and regulatory factors, such as efficacy, safety, patent and regulatory exclusivity, product profile, cost and availability of supply, the time and cost required to complete development, the competitiveness of the marketplace (including the proprietary position and anticipated market share of the product), the patent position with respect to such product (including the ability to obtain or enforce, or have obtained or enforced, such patent rights), the third-party patent landscape relevant to the product, the regulatory structure involved, the likelihood of obtaining Marketing Approval, the anticipated or actual profitability of the applicable product (but without taking into account the amount of any potential CVR Payments), anticipated or approved labeling, present and future market potential, competitive products and market conditions, pricing and reimbursement considerations, costs for development and costs for obtaining, prosecuting, maintaining and licensing relevant intellectual property rights, and other technical, commercial, legal, scientific, regulatory, and medical considerations, all based on conditions then prevailing. Notwithstanding anything to the contrary in this Agreement, (a) a Party makes no guarantee, and Commercially Reasonable Efforts does not mean, that such Party will actually accomplish the applicable task or objective or complete any particular phases of development or commercialization within any particular time horizons, (b) the use of Commercially Reasonable Efforts may, under certain circumstances, be consistent with the termination of the development, manufacture and/or Commercialization of the CVR Product, and (c) in no event shall the use of Commercially Reasonable Efforts require Parent to take or omit to take any action (including, without limitation, entering into any CVR Commercial Agreement) the approval of which would violate any fiduciary duties of Parent’s board of directors, as determined by Parent’s board of directors, acting reasonably and in good faith.

1.9    “CVR(s)” means the rights of Holders to receive contingent cash payments pursuant to the Merger Agreement and this Agreement.

1.10    “CVR Clinical Trial(s)” means the Planned Clinical Trial and the Proposed Clinical Trial.

1.11    “CVR Commercial Agreement” means a transaction or series of transactions between Parent or its Affiliates and any Partner that meets all of the following requirements:

(a)    is memorialized in one or more binding, valid, and enforceable written agreements, the final form(s) of which (i) meets the requirements set forth in this Section 1.11 and are otherwise reasonably acceptable to Parent, and (ii) has been expressly approved by Parent’s board of directors, in its reasonable discretion;

(b)    is entered into on or before September 30, 2021;

(c)    in which Parent or its Affiliate agrees to grant, sell, license or otherwise convey to Partner and/or its Affiliates the exclusive or co-exclusive rights to Commercialize the CVR Product in one or more fields of use in one or more countries or regions in the world;

(d)    in which no proprietary technology, products or intangible tangible assets of Parent or its Affiliates (other than such proprietary technology, products or intangible tangible assets of Parent or its Affiliates regarding the CVR Product existing as of the Merger Agreement Date or generated pursuant to the Planned Protocol or the Proposed Protocol), including any rights associated therewith, are granted, sold, or otherwise conveyed by Parent or its Affiliates to Partner pursuant to the transaction;

(e)    in which Partner or its Affiliate, collectively, is expressly obligated to reimburse Parent’s out-of-pocket and accrued costs and expenses incurred prior to the date of such transaction in connection with filing, prosecuting, and maintaining any patent rights relating to the CVR Product in the Partner Territory and in the Partner Field, to the extent such costs and expenses are not subject to reimbursement by any other Third Party;

(f)    in which, from and after the date of such transaction, Partner or its Affiliate, collectively, shall be responsible for (i) preparing, filing, and prosecuting applications to obtain Marketing Approval for the CVR Product in the Partner Territory and directly paying all future costs and expenses incurred in connection therewith together with all accrued expenses of Parent and its Affiliates to facilitate the foregoing, and (ii) prosecuting and maintaining any patent rights relating to the CVR Product, in the Partner Territory and in the Partner Field (other than such patent rights as Partner or Parent may elect to abandon), on its own account or for the benefit of Parent or its Affiliate, and directly paying all future costs and expenses incurred in connection therewith together with all accrued expenses of Parent and its Affiliates to facilitate the foregoing;

(g)    in which the payments received prior to the due date of the applicable Third-Party Payments by Parent from Partner or its Affiliate, collectively, for each CVR Payment Period shall not be less than the aggregate amounts of all Third-Party Payments owing for the same period;

(h)    in which, from and after the effective date of such transaction, Partner or its Affiliate, collectively, shall be responsible for the development, manufacture, Marketing Approval, and Commercialization of the CVR Product in the relevant Partner Territory and directly paying all costs and expenses incurred in connection therewith; and

(i)    in which the terms (i) provide that Parent and its Affiliates shall have no liability whatsoever regarding or in connection with the CVR Product or its the manufacture or use, (ii) make no representation and warranties on behalf of Parent and its Affiliates regarding or in connection with the CVR Product or its the manufacture or use, (iii) release Parent and its Affiliates from for all losses, liabilities, expenses, and damages incurred in connection with the CVR Product or its the manufacture or use, and (iv) require Partner to indemnify, defend, and hold harmless Parent and its Affiliates from any Third Party claims regarding or in connection with any of the foregoing.

1.12    “CVR Payment” means any payment under Section 2.4(a).

1.13    “CVR Payment Period” means a period equal to a Calendar Quarter, prior to the expiration of the CVR Term, ending at any time after the effective date of the CVR Commercial Agreement.

1.14    “CVR Payment Statement” means, for a given CVR Payment Period during the CVR Term, a written statement of Parent, signed on behalf of Parent setting forth in reasonable detail the calculation of the applicable CVR Payment for such CVR Payment Period.

1.15    “CVR Product” means solely [***].

1.16    “CVR Register” has the meaning set forth in Section 2.3(b).

1.17    “CVR Term” means the period beginning on the Effective Date and ending upon (i) if a CVR Commercial Agreement is entered into prior to any expiration or termination of this Agreement, the latest date upon which Parent or any of its Affiliates is eligible to receive Gross Consideration under such CVR Commercial Agreement, or (ii) if a CVR Commercial Agreement is not entered into prior to any termination of this Agreement, the effective date of termination and/or expiration of this Agreement.

1.18    “DTC” means The Depository Trust Company or any successor thereto.

1.19    “Finder” means JMP Securities LLC or another Person that is a nationally recognized investment banking firm identified by the Company.

1.20    “Finder Agreement” means the Engagement Letter, dated as of September 10, 2020, between Parent and JMP Securities LLC, in the form agreed to with Company and Parent prior to the Effective Date.

1.21     “FTE” means the equivalent of one full-time employee or consultant of Parent or its Affiliate conducting the efforts described in Section 4.3(a) on behalf of Parent under this Agreement. In no event shall any one individual be counted as more than one (1) FTE.

1.22    “Gross Consideration” means the sum of all cash consideration actually received by Parent or its Affiliates during the CVR Term in consideration for the grant of rights to Commercialize the CVR Product under the CVR Commercial Agreement or any sublicense granted under such rights.

1.23    “Holder” means a Person in whose name a CVR is registered in the CVR Register at the applicable time.

1.24    “IND” means an investigational new drug application filed with the FDA for approval to commence Clinical Trials in the United States.

1.25    “Marketing Approval” means, with respect to a pharmaceutical product, the registrations, authorizations and approvals of the applicable Regulatory Authority or other Governmental Authority in a particular country or region in the world that are necessary to market and sell or otherwise Commercialize such pharmaceutical product in such country or region.

1.26    “Merger Agreement” means that certain Agreement and Plan of Merger, dated as of April 28, 2020 (the “Merger Agreement Date”), as amended or restated from time to time, by and among Parent, Project Oasis Merger Sub, Inc., and Adicet Bio, Inc. (the “Company”).

1.27    “Net Proceeds” means, for any CVR Payment Period, Gross Consideration minus Permitted Deductions, all as calculated in accordance with Parent’s accounting practices and annual audited financial statements. For clarity, to the extent Permitted Deductions exceed Gross Consideration for any CVR Payment Period, any excess Permitted Deductions shall be applied against Gross Consideration in subsequent CVR Payment Periods.

1.28     “Partner” means any Third Party that enters into a transaction with Parent or its Affiliates for the Commercialization of the CVR Product as described in Section 4.3(a).

1.29    “Partner Field” means the field(s) of use in which a Partner is authorized to Commercialize the CVR Product pursuant to a CVR Commercial Agreement.

1.30    “Partner Territory” means the country(ies) and/or region(s) of the world in which a Partner is authorized to Commercialize the CVR Product pursuant to a CVR Commercial Agreement.

1.31    “Party” means Parent or the Rights Agent.

1.32    “Payment Amount” means, with respect to each CVR Payment and each Holder, an amount equal to such CVR Payment divided by the total number of CVRs and then multiplied by the total number of CVRs held by such Holder as reflected on the CVR Register (rounded downwards to the nearest whole cent).

1.33    “Permitted Deductions” means the sum of:

(a)    applicable excise taxes, use taxes, tariffs, sales taxes and customs duties, and/or other government charges imposed on the Gross Consideration owed for the applicable CVR Payment Period;

(b)    any offsets, credits, deductions, refunds, and chargebacks actually granted, allowed or incurred in connection with the CVR Product during the applicable CVR Payment Period;

(c)    any applicable Third-Party Payments;

(d)    any reasonable and documented out of pocket costs and expenses incurred for any ongoing efforts described in Section 4.3(a);

(e)    any reasonable and documented out-of-pocket costs incurred or accrued by Parent and its Affiliates in connection with the negotiation, entry into and closing of such CVR Commercial Agreement, including any accountant or attorney’s fees;

(f)    any aggregate losses, liabilities, damages, and expenses owing by Parent or its Affiliates arising out of any Third Party claims, demands, actions, or other proceedings relating to or in connection with the CVR Clinical Trial(s) and/or the CVR Product;

(g)    any amounts paid or reimbursed by Parent pursuant to Section 3.2(g) or 3.2(i) or otherwise by Parent to the Rights Agent pursuant to or in connection with this Agreement, or incurred pursuant to Section 2.4(c); and

(h)    an administration fee of 7.5% of all Gross Consideration received by Parent or its Affiliate for the applicable CVR Payment Period.

1.34    “Permitted Transfer” means a transfer of CVRs (a) upon death of a Holder by will or intestacy; (b) pursuant to a court order; (c) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; or (d) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, to the extent allowable by DTC.

1.35    “Person” shall mean any individual, partnership, joint venture, limited liability company, firm, corporation, unincorporated association or organization, trust or other entity, and shall include any successor (by merger or otherwise) of any of the foregoing.

1.36    “Planned Clinical Trial” means [***].

1.37    “Planned Protocol” means the protocol entitled [***].

1.38    “Proposed Clinical Trial” means [***].

1.39    “Proposed Protocol” means [***].

1.40    “Regulatory Authority” means any national, regional, state or local regulatory authority, department, bureau, commission, council or other Governmental Authority within any country or region in the world (including the FDA) that is responsible for overseeing the development, use, manufacture, transport, storage or commercialization of the CVR Product in such country or region.

1.41    “Rights Agent” means the Rights Agent named in the first paragraph of this Agreement or any direct or indirect successor Rights Agent designated in accordance with the applicable provisions of this Agreement.

1.42    “Third Party” means any Person other than Parent, Rights Agent or their respective Affiliates.

1.43    “Third-Party Payment(s)” means all amounts owing by Parent or its Affiliates, including any applicable fees, success-based payments, milestone payments and/or royalties related thereto, to a Third Party that are related to the development, Marketing Approval, manufacture, or commercialization of the CVR Product, including, without limitation, all amounts owing by Parent under the Finder Agreement.

2.	CONTINGENT VALUE RIGHTS.

2.1    CVRs. The CVRs represent the rights of Holders to receive contingent cash payments pursuant to this Agreement. The initial Holders will be the holders of Oasis Common Stock as of immediately prior to the Effective Time. One CVR will be issued with respect to each share of Oasis Common Stock that is outstanding as of immediately prior to the Effective Time (including, for the avoidance of doubt, those shares of Oasis Common Stock issued upon settlement of Oasis Restricted Stock Units pursuant to Section 6.8 of the Merger Agreement).

2.2    Nontransferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. The CVRs will not be listed on any quotation system or traded on any securities exchange.

2.3    No Certificate; Registration; Registration of Transfer; Change of Address; CVR Distribution.

(a)    The CVRs will be issued in book-entry form only and will not be evidenced by a certificate or other instrument.

(b)    The Rights Agent shall create and maintain a register (the “CVR Register”) for the purpose of registering CVRs and Permitted Transfers. The CVR Register will be created, and CVRs will be distributed, pursuant to written instructions to the Rights Agent from Parent pursuant to Section 2.3(e). The CVR Register will initially show one position for Cede & Co. representing shares of Oasis Common Stock held by DTC on behalf of the street holders of the shares of Oasis Common Stock held by such holders as of immediately prior to the Effective Time. The Rights Agent will have no responsibility whatsoever directly to the street name holders with respect to transfers of CVRs. With respect to any payments to be made under Section 2.4 below, the Rights Agent will accomplish the payment to any former street name holders of shares Oasis Common Stock by sending one lump-sum payment to DTC. The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments by DTC to such street name holders.

(c)    Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer in form reasonably satisfactory to the Rights Agent pursuant to its guidelines, including a guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the CVRs in the CVR Register. Parent and Rights Agent may require payment of a sum sufficient to cover any stamp or other tax or charge that is imposed in connection with any such registration of transfer. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CVR of applicable taxes or charges unless and until the Rights Agent is satisfied that all such taxes or charges have been paid. All duly transferred CVRs registered in the CVR Register will be the valid obligations of Parent and will entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR will be valid until registered in the CVR Register.

(d)    A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the written request is in proper form, promptly record the change of address in the CVR Register. The Acting Holders may, without duplication, make a written request to the Rights Agent for a list containing the names, addresses and number of CVRs of the Holders that are registered in the CVR Register. Upon receipt of such written request from the Acting Holders, the Rights Agent shall promptly deliver a copy of such list to the Acting Holders.

(e)    Parent will provide written instructions to the Rights Agent for the distribution of CVRs to holders of Oasis Common Stock as of immediately prior to the Effective Time (the “Record Time”). Subject to the terms and conditions of this Agreement and upon receipt of such instructions, which shall include a statement that the Effective Time has occurred, the Rights Agent shall effect the distribution of the CVRs, less any applicable tax withholding, to each holder of Oasis Common Stock as of the Record Time by the mailing of a statement of holding reflecting such CVRs.

2.4     Payment Procedures.

(a)    Within sixty (60) days after the end of each CVR Payment Period during the CVR Term, commencing with the first CVR Payment Period in which Parent or its Affiliate receives Gross Consideration, Parent shall deliver to the Rights Agent a CVR Payment Statement for such CVR Payment Period. Concurrent with the delivery of each CVR Payment Statement, on the terms and conditions of this Agreement, Parent shall pay the Rights Agent in U.S. dollars an amount equal to one-hundred percent (100%) of the Net Proceeds (if any) for the applicable CVR Payment Period. For further clarity, any sale of CVR Products by Partner will not be included in Gross Consideration or Net Proceeds, and Parent shall not be obligated to make any payments to the Rights Agent regarding any proceeds based on such sales (it being understood that payments made by Partner to Parent or its Affiliates based on such sales will be included in Gross Consideration). Such amount of Net Proceeds will be transferred by wire transfer of immediately available funds to an account designated in writing by the Rights Agent not less than ten (10) Business Days prior to the date of the applicable payment. In the event that any Party determines that the calculation of Net Proceeds for a CVR Payment Period deviates from the amounts previously reported to the Rights Agent for any reason (such as, on account of additional amounts collected or product returns), Parent and the Rights Agent shall reasonably cooperate to reconcile any such deviations to the extent necessary under applicable legal or financial reporting requirements. Notwithstanding the foregoing and for the avoidance of doubt, the Rights Agent shall have no duty to verify the accuracy of any calculation by Parent of Net Proceeds for a CVR Payment Period, and the Rights Agent shall incur no liability for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such calculation.

(b)    The Rights Agent shall be solely responsible for the delivery of CVR Payment Statements and CVR Payments to each Holder and Parent shall have no responsibility or liability therefor, provided that the Rights Agent receives such Payment Statements and CVR Payments from Parent as contemplated herein. The Rights Agent shall promptly, and in any event within ten (10) Business Days after receipt of a CVR Payment Statement under Section 2.4(a), send each Holder at its address set forth in the CVR Register a copy of such statement. If the Rights Agent also receives any CVR Payment, then within ten (10) Business Days after the receipt of each CVR Payment, the Rights Agent shall also pay to each Holder, by check mailed to the address of each Holder as reflected in the CVR Register as of the close of business on the date of the receipt of the CVR Payment Statement, such Holder’s Payment Amount.

(c)    All payments under this Agreement shall be made without any deduction or withholding for or on account of any tax or similar charge or levy, except as required by applicable law and as set forth in this Section 2.4(c). The Parties shall cooperate with one another and use reasonable efforts to minimize under applicable law obligations for any and all income or other taxes required by applicable law to be withheld or deducted from any payments made under this Agreement (“Withholding Taxes”), provided that notwithstanding anything to the contrary herein (i) the Rights Agent shall have no responsibilities with respect to tax withholding, reporting or payment except as required under applicable law or specifically instructed by Parent, and (ii) the Rights Agent shall be fully protected and incur no liability in relying on any instructions from Parent with respect to tax withholding, reporting or payment, or complying with its obligations under this Section 2.4(c). Parent shall, if required by applicable law, deduct or cause to be deducted from any amounts required to be paid under this Agreement an amount equal to such Withholding Taxes; provided that (i) Parent shall instruct the Rights Agent to solicit from each Holder an IRS Form W-9 or applicable IRS Form W-8 at such time or times as is necessary to permit any payment under this Agreement to be made without U.S. federal backup withholding, and (ii) in the event Parent becomes aware that a payment under this Agreement is subject to Withholding Taxes (other than U.S. federal backup withholding), Parent shall instruct the Rights Agent to use commercially reasonable efforts to provide written notice of such Withholding Taxes to the applicable Holders prior to paying such Withholding Taxes. For the avoidance of doubt, in the event that notice has been provided to an applicable Holder pursuant to clause (ii) of the immediately preceding sentence, no further notice shall be required to be given for any future payments of such Withholding Tax. Such Withholding Taxes shall be paid to the proper taxing authority by Parent for the applicable Holders’ account and, if available, evidence of such payment shall be secured and sent to the Rights Agent within thirty (30) days of such payment. Parent shall, at its sole cost and expense, as mutually agreed to with the other Parties, do all such lawful acts and things and sign all such lawful deeds and documents that Parent determines are reasonably necessary to enable Parent to avail itself of any applicable legal provision or any double taxation treaties with the goal of paying the sums due to the Holders hereunder without deducting any Withholding Taxes.

(d)    If any funds delivered to the Rights Agent for payment to Holders as CVR Payments remain undistributed to the Holders on the date that is six (6) months after the date of the applicable CVR Payment Statement to which such CVR Payment relates, the Rights Agent will deliver to Parent or its designee any funds which had been made available to the Rights Agent in connection with such CVR Payment and not disbursed to the Holders, and, thereafter, such Holders shall be entitled to look to Parent (subject to abandoned property, escheat and other similar Laws) only as general creditors thereof with respect to such CVR Payments that may be payable (without interest).

(e)    Neither Parent, the Rights Agent nor any of their affiliates shall be liable to any Holder for any CVR Payment delivered to a public official pursuant to any abandoned property, escheat or other similar laws. Any amounts remaining unclaimed by such Holders at such time at which such amounts would otherwise escheat to or become property of any governmental body shall become, to the extent permitted by applicable laws, the property of Parent or its designee, free and clear of all claims or interest of any Person previously entitled thereto. In addition to and not in limitation of any other indemnity obligation herein, Parent agrees to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, cost or expense the Rights Agent may incur or be subject to in connection with transferring such property to Parent in accordance with the foregoing and applicable laws and regulations, except to the extent the foregoing has been determined by a final, non-appealable judgment of a court of competent jurisdiction to be a result of the Rights Agent’s gross negligence, bad faith or willful or intentional misconduct. The indemnification provided by this Section 2.4(e) shall survive the resignation, replacement or removal of the Rights Agent and the termination of this Agreement.

2.5    No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent.

(a)    The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable on the CVRs to any Holder.

(b)    The CVRs will not represent any equity or ownership interest in Parent or in any constituent company to the Merger. It is hereby acknowledged and agreed that a CVR shall not constitute a security of Parent.

(c)    Nothing contained in this Agreement shall be construed as conferring upon any Holder, by virtue of the CVRs, any rights or obligations of any kind or nature whatsoever as a stockholder or member of Parent, the Company or any of their respective subsidiaries, as applicable, either at law or in equity. The rights of any Holder and the obligations of Parent and its Affiliates and their respective officers, directors and controlling Persons are contract rights limited to those expressly set forth in this Agreement.

3.	THE RIGHTS AGENT.

3.1    Appointment of Rights Agents; Certain Duties and Responsibilities. Parent hereby appoints the Rights Agent to act as agent for Parent in accordance with the express terms and conditions hereof, and the Rights Agent hereby accepts such appointment. The Rights Agent shall not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its willful misconduct, bad faith or gross negligence (in each case as determined by a final, non-appealable judgment of a court of competent jurisdiction).

3.2    Limitation on Duties and Responsibilities of Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent. In addition:

(a)    the Rights Agent may rely on and will be protected and incur no liability in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in the absence of bad faith to be genuine and to have been signed or presented by the proper party or parties;

(b)    whenever the Rights Agent will deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may rely upon an officer’s certificate, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall incur no liability and, except to the extent of its willful misconduct, bad faith or gross negligence as determined by a final, non-appealable judgment of a court of competent jurisdiction, be held harmless by Parent for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such certificate;

(c)    the Rights Agent may engage and consult with counsel of its selection and the advice of such counsel or any opinion of counsel will be full and complete authorization and protection and will incur no liability in respect of any action taken, suffered or omitted by it hereunder in the absence of bad faith and in reliance thereon;

(d)    the permissive rights of the Rights Agent to do things enumerated in this Agreement will not be construed as a duty;

(e)    the Rights Agent will not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(f)    the Rights Agent will have no liability in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by Parent); nor shall it be responsible for any breach by Parent or any other Person of any covenant or condition contained in this Agreement;

(g)    Parent agrees to indemnify Rights Agent for, and hold Rights Agent harmless against, any loss, liability, damage, claim, judgment, fine, penalty, claim, demands, suits or expense (including the reasonable expenses and counsel fees and other disbursements) arising out of or in connection with Rights Agent’s preparation, delivery, negotiation, amendment, administration and execution of this Agreement and the exercise and performance of its duties hereunder, including the costs and expenses of defending Rights Agent against any claims, charges, demands, suits or loss, except to the extent such loss has been determined by a final, non-appealable judgment of a court of competent jurisdiction to be a result of Rights Agent’s gross negligence, bad faith or willful or intentional misconduct. The reasonable out-of-pocket costs and expenses incurred by the Rights Agent in enforcing this right of indemnification shall be paid by Parent;

(h)    notwithstanding anything in this Agreement to the contrary, (i) the Rights Agent shall not be liable for special, punitive, indirect, incidental or consequential loss or damages of any kind whatsoever (including, without limitation, lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damages, and regardless of the form of action, and (ii) any liability of the Rights Agent under this Agreement will be limited to the aggregate amount of fees (but not reimbursed expenses) paid or payable by Parent to the Rights Agent during the twelve (12) months immediately preceding the event for which recovery from the Rights Agent is being sought;

(i)    Parent agrees to (i) pay the documented out-of-pocket fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing by the Rights Agent and Parent on or prior to the date hereof, and (ii) reimburse the Rights Agent for all taxes and charges, reasonable expenses and other similar charges incurred by the Rights Agent in the execution of this Agreement (other than taxes imposed on or measured by the Rights Agent’s net income and franchise or similar taxes imposed on it). The Rights Agent will also be entitled to reimbursement from Parent for all reasonable and necessary out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder. No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it;

(j)    the Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Rights Agent shall not be answerable or accountable for any act, omission, default, neglect or misconduct of any such attorneys or agents or for any loss to Parent, to the holders of the CVRs or any other Person resulting from any such act, omission, default, neglect or misconduct, absent gross negligence or bad faith in the selection and continued employment thereof (which gross negligence or bad faith must be determined by a final, non-appealable judgment of a court of competent jurisdiction);

(k)    the Rights Agent and any stockholder, affiliate, member, director, officer, agent, representative or employee of the Rights Agent may buy, sell or deal in any of the securities of Parent or become pecuniarily interested in any transaction in which Parent may be interested, or contract with or lend money to Parent or otherwise act in accordance with applicable laws and regulations as fully and freely as though it were not the Rights Agent under this Agreement. Nothing herein shall preclude the Rights Agent or any such stockholder, affiliate, director, member, officer, agent, representative or employee from acting in any other capacity for Parent or for any other Person;

(l)    the Rights Agent shall not be deemed to have knowledge of any event of which it was supposed to receive notice thereof hereunder, and the Rights Agent shall incur no liability for failing to take action in connection therewith, unless and until it has received such notice in writing;

(m)    the Rights Agent shall not be subject to, nor be required to comply with, or determine whether any Person has complied with, the Merger Agreement or any other agreement between or among Parent or any Holder, even though reference thereto may be made in this Agreement, or to comply with any notice, instruction, direction, request or other communication, paper or document other than as expressly set forth in this Agreement;

(n)    the Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by Parent only;

(o)    the Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holder with respect to any action or default by Parent, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon Parent; and

(p)    the provisions of this Section 3.2 shall survive the expiration of the CVRs and the termination of this Agreement and the resignation, replacement or removal of the Rights Agent.

3.3    Resignation and Removal; Appointment of Successor.

(a)    The Rights Agent may resign at any time by giving written notice thereof to Parent specifying a date when such resignation will take effect, which notice will be sent at least thirty (30) days prior to the date so specified. Parent may, in its sole discretion, remove the Rights Agent at any time by notice specifying a date when such removal will take effect. Such notice of removal will be given by Parent to the Rights Agent, which notice will be sent at least thirty (30) days prior to the date so specified.

(b)    If the Rights Agent provides notice of its intent to resign, is removed or becomes incapable of acting, Parent shall as soon as is reasonably possible appoint a qualified successor Rights Agent who shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank. The successor Rights Agent so appointed will, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c)    Parent shall use commercially reasonable efforts to give written notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent to the Holders in accordance with Section 5.2. Each notice will include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent will cause the notice to be mailed.

3.4    Acceptance of Appointment by Successor. Every successor Rights Agent appointed hereunder will execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the retiring Rights Agent. On request of Parent or the successor Rights Agent, the retiring Rights Agent will execute and deliver an instrument transferring to the successor Rights Agent all the rights (except such rights of predecessor rights agent which survive pursuant to Section 3.2 of this Agreement), powers and trusts of the retiring Rights Agent.

4.	COVENANTS.

4.1    List of Holders. Parent shall furnish or cause to be furnished to the Rights Agent in such form as Parent receives from Parent’s transfer agent (or other agent performing similar services for Parent), the names and addresses of the Holders within thirty (30) Business Days of the Effective Time. Until such list of Holders is furnished to the Rights Agent, the Rights Agent shall have no duties, responsibilities or obligations with respect to such Holders.

4.2    CVR Clinical Trial(s).

(a)    From the Effective Date through September 30, 2021, and subject to any limitations set forth in this Agreement, Parent shall, or shall cause its Affiliates to, use Commercially Reasonable Efforts to perform the key tasks necessary to (i) continue the Planned Clinical Trial in strict accordance with the Planned Protocol, and (ii) conduct the Proposed Clinical Trial in strict accordance with the Proposed Protocol.

(b)    Parent shall have no obligation to pay any fees and expenses for the CVR Clinical Trial(s) in the aggregate in excess of the Clinical Trial Cap. In the event that the total fees and expenses incurred by Parent to conduct the CVR Clinical Trials(s) exceed, in the aggregate, the Clinical Trial Cap, Parent may, in its sole discretion and upon written notice to the Rights Agent, terminate this Agreement without liability, whereupon Parent shall use commercially reasonable efforts to promptly notify the Holders in writing, and Parent shall be relieved of any and all obligations contained herein (other than obligations that expressly survive the termination of this Agreement). Without limiting the foregoing, in the event Parent anticipates that the total fees and expenses reasonably necessary to conduct the CVR Clinical Trial(s) will exceed, in the aggregate, the Clinical Trial Cap, Parent shall use commercially reasonable efforts to promptly notify the Rights Agent and the Holders in writing.

(c)    Parent has no obligation to conduct any tasks relating to the CVR Clinical Trial(s) after September 30, 2021. In the event (i) the CVR Clinical Trial(s) are not completed by September 30, 2021, for any reason, or (ii) an applicable Regulatory Authority requires or requests additional testing or information beyond that which is in the possession and control of Parent prior to the Merger Agreement Date or produced (or expected to be produced) after the Merger Agreement Date pursuant to the Planned Protocol or the Proposed Protocol; Parent may, in its sole discretion and upon written notice to the Rights Agent, terminate its obligations under this Agreement with respect to Section 4.2(a) without liability whereupon Parent shall use commercially reasonable efforts to promptly notify the Holders in writing, and Parent shall be relieved of any and all obligations contained in Section 4.2(a).

(d)    Parent has no obligation to make any modifications, improvements, alterations, or other changes to the CVR Product or the process of manufacture thereof. In the event the CVR Product or the process of manufacture thereof, requires any modifications, Parent may, in its sole discretion and upon written notice to the Rights Agent, terminate this Agreement without liability whereupon Parent shall use commercially reasonable efforts to promptly notify the Holders in writing, and Parent shall be relieved of any and all obligations contained herein (other than obligations that expressly survive the termination of this Agreement).

(e)    Subject to the terms and conditions of this Agreement Parent shall have no obligation under this Agreement to develop any additional technology, conduct any additional Clinical Trials, or be responsible for any filings, approvals, and requests for information from any Regulatory Authority, for any reason related to the CVR Product.

(f)    Parent shall have no obligation to take (or refrain from taking) any action which would trigger any payment owing to [***] or its Affiliates under that certain [***], between [***] and Parent, as may be amended from time to time, unless such payment is directly paid by a Partner or its Affiliates prior to the applicable due date.

4.3    CVR Commercial Agreement.

(a)    Subject to Parent’s termination rights set forth in this Agreement, Parent shall, or shall cause its Affiliates to, use Commercially Reasonable Efforts to, through September 30, 2021, reasonably support Finder pursuant to the Finder Agreement in Finder’s efforts to identify one or more Partners and negotiate and complete a CVR Commercial Agreement with such Partner for the Commercialization of the CVR Product by Partner in one or more countries or regions in the world. Parent shall have no obligation to enter into any agreement for the Commercialization of the CVR Product that is not a CVR Commercial Agreement or to commit the use, in connection with its activities under this Section 4.3(a), of more than the budgeted FTE(s) specified for such activities in the Budget.

(b)    Parent has no obligation to support Finder after September 30, 2021. If a CVR Commercial Agreement is not mutually agreed, duly executed, and delivered prior September 30, 2021, Parent may terminate, in its sole discretion and upon written notice to the Rights Agent, this Agreement without liability whereupon Parent shall use commercially reasonable efforts to promptly notify the Holders in writing, and Parent shall be relieved of any and all obligations contained herein (other than obligations that expressly survive the termination of this Agreement).

(c)    Notwithstanding anything contained herein to the contrary, Parent shall not, and shall not permit its Affiliates to: (i) amend any CVR Commercial Agreement, or waive any right thereunder if such amendment or waiver materially and adversely affects the rights of the Holders to receive the CVR Payment hereunder, unless the Acting Holders consent to each such amendment or waiver, which shall not be unreasonably withheld, delayed, or conditioned; (ii) assign any CVR Commercial Agreement without the consent of the Acting Holders, which shall not be unreasonably withheld, delayed, or conditioned, unless such assignee agrees to assume all obligations under, and agrees to be bound in writing to the terms of, the CVR Commercial Agreement and this Agreement; or (iii) intentionally take any action for the principal purpose of reducing the amount of CVR Payment payable under this Agreement; provided, however, that Parent shall have no obligation to enforce the terms of the CVR Commercial Agreement against Partner or take any legal action against Partner in the event of an actual or alleged breach by Partner of the CVR Commercial Agreement.

(d)    Prior to December 31, 2021 (the “Outside Date”), Parent shall not, and shall not permit its Affiliates to, grant, assign, transfer or otherwise convey any rights (including any option to obtain rights) to any Third Party to research, develop or Commercialize the CVR Product without obtaining the prior written consent of the Acting Holders, other than to (i) contract research, contract manufacturing and similar service providers engaged to perform services on Parent or its Affiliate’s behalf, (ii) a Partner pursuant to a CVR Commercial Agreement, or (iii) an Acquiror (as defined below) in connection with an Acquisition (as defined below).

(e)    Parent shall promptly notify the Rights Agent and shall use commercially reasonable efforts to notify the Holders in writing of the execution of any CVR Commercial Agreement together with the latest date upon which Parent or any of its Affiliates is eligible to receive Gross Consideration under such CVR Commercial Agreement to the extent known. The Rights Agent may rely on such notice in carrying out its duties under this Agreement and shall not be deemed to have any knowledge of any CVR Commercial Agreement or whether Parent or any of its Affiliates is eligible to receive Gross Consideration under such CVR Commercial Agreement, unless and until it shall have received such notice.

4.4    Books and Records. Parent shall, and shall cause its Affiliates to, keep true, complete and accurate records in sufficient detail to support the applicable Payment Amount payable hereunder in accordance with the terms specified in this Agreement.

4.5    Audits. Until the expiration or termination of this Agreement and for a period of one (1) year thereafter, Parent shall keep complete and accurate records in sufficient detail to support the accuracy of the payments due hereunder. The Acting Holders shall have the right to cause an independent internationally recognized accounting firm reasonably acceptable to Parent to audit such records for the sole purpose of confirming payments for a period covering not more than the preceding three (3) years. Parent may require such accounting firm to execute a reasonable confidentiality agreement with Parent prior to commencing the audit. The accounting firm shall disclose to the Acting Holders only whether the reports are correct or not and the specific details concerning any discrepancies. No other information shall be shared. Such audits may be conducted during normal business hours upon reasonable prior written notice to Parent, but no more than frequently than once per year. No accounting period of Parent shall be subject to audit more than one time hereunder unless after an accounting period has been audited by the Acting Holders, Parent restates its financial results for such accounting period, in which event the Acting Holders may conduct a second audit of such accounting period in accordance with this Section 4.5. Adjustments (including remittances of underpayments or overpayments disclosed by such audit) shall be made by the Parties to reflect the results of such audit, which adjustments shall be paid promptly following receipt of an invoice therefor. The Acting Holders causing such audit shall bear the full cost and expense of such audit unless such audit discloses an underpayment by Parent of twenty percent (20%) or more of the Payment Amount due under this Agreement, in which case Parent shall bear the full cost and expense of such audit.

5.    OTHER PROVISIONS OF GENERAL APPLICATION.

5.1    Notices to Rights Agent, Parent. All requests, notices or other communications required or permitted to be given to the Parties hereto shall be given in writing, shall expressly reference the section(s) of this Agreement to which they pertain, and shall be delivered to the other Party, effective on receipt, at the appropriate address as set forth below or to such other addresses as may be designated in writing by the Parties from time to time during the term of this Agreement:

If to the Rights Agent, to it at:

Computershare Trust Company, N.A.

Computershare Inc.

150 Royall Street

Canton, MA 02021

Attn: Corporate Actions

With a copy to:

Computershare Trust Company, N.A.

Computershare Inc.

150 Royall Street

Canton, MA 02021

Attn: Legal Department

If to Parent, to it at:

resTORbio, Inc.

500 Boylston Street, 13th Floor

Boston, Massachusetts 02116

Attn: Chen Schor, Chief Executive Officer

Email: cschor@restorbio.com

With copies to:

Goodwin Procter LLP

100 Northern Avenue Boston, Massachusetts 02210

Attn: Mitchel S. Bloom, Danielle M. Lauzon, Andrew H. Goodman

Email: mbloom@goodwinlaw.com, dlauzon@goodwinlaw.com,

agoodman@goodwinlaw.com

Morrison & Foerster LLP

12531 High Bluff Drive, Suite 100

San Diego, California 92130

Attention: James M. Krenn and John A. de Groot

Email: JKrenn@mofo.com, jdegroot@mofo.com

The Rights Agent or Parent may specify a different address or electronic mail address by giving notice in accordance with this Section 5.1.

5.2    Notice to Holders. Where this Agreement provides for notice to Holders, such notice will be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed first-class postage prepaid, or sent by email, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders.

5.3    Parent Successors and Assigns; Merger of Rights Agent.

(a)    Parent may not assign this Agreement without the prior written consent of the Acting Holders, provided that (i) Parent may assign, in its sole discretion and without the consent of any other Party, any or all of its rights, interests and obligations hereunder to one or more Affiliates of Parent (each, an “Assignee”) provided that the Assignee agrees to assume and be bound by all of the terms of this Agreement, and (ii) Parent may assign this Agreement in its entirety without the consent of any other Party to its successor in interest in connection with the sale of all or substantially all of its assets or of its stock, or in connection with a merger, acquisition or similar transaction (such successor in interest, the “Acquiror”, and such transaction, the “Acquisition”). This Agreement will be binding upon, inure to the benefit of and be enforceable by Parent’s successors, acquirers and each Assignee. Each reference to “Parent” in this Agreement shall be deemed to include Parent’s successors, acquirers and all Assignees. Each of Parent’s successors, acquirers and assigns shall expressly assume by an instrument supplemental hereto, executed and delivered to the Rights Agent, the due and punctual payment of the CVR Payments and the due and punctual performance and observance of all of the covenants and obligations of this Agreement to be performed or observed by Parent.

(b)    The Rights Agent may not assign this Agreement without the prior written consent of Parent, provided that the Rights Agent may assign this Agreement in its entirety without the consent of any other Parties to its successor in interest in connection with the sale of all or substantially all of its assets or of its stock, or in connection with a merger, acquisition or similar transaction. Any Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or any Person resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any Person succeeding to the stock transfer or other shareholder services business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the Parties hereto, provided that such Person would be eligible for appointment as a successor Rights Agent under the provisions of the Agreement. The purchase of all or substantially all of the Rights Agent’s assets employed in the performance of transfer agent activities shall be deemed a merger or consolidation for purposes of this Section 5.3(b).

5.4    Benefits of Agreement. Nothing in this Agreement, express or implied, will give to any Person (other than the Rights Agent, Parent, Parent’s successors and assignees, and the Holders) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the Rights Agent, Parent, Parent’s successors and assignees, and the Holders. The rights of Holders are limited to those expressly provided in this Agreement and the Merger Agreement. To the extent valid and binding under applicable law, all decisions of Acting Holders shall be final and binding on all Holders as if expressly confirmed and ratified by such Holders. Except for the rights of the Rights Agent set forth herein, the Acting Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to (i) institute any action or proceeding at law or in equity with respect to this Agreement, (ii) negotiate and settle any dispute that arises under this Agreement after the Effective Time, (iii) confirm the satisfaction of Parent’s obligations under this Agreement and (iv) negotiate and settle matters with respect to the amounts to be paid to the Holders pursuant to this Agreement. For the avoidance of doubt, no individual Holder or other group of Holders (other than the Acting Holders) will be entitled to exercise such rights listed in the preceding sentence. Any recovery in connection with any action instituted by the Acting Holders shall be for the proportionate benefit of all the Holders. Each Holder agrees that such Holder shall not challenge or contest any action, inaction, determination or decision of the Acting Holders or the authority or power of the Acting Holders and shall not threaten, bring, commence, institute, maintain, prosecute or voluntarily aid any action, which challenges the validity of or seeks to enjoin the operation of any provision of this Agreement, including, without limitation, the provisions related to the authority of the Acting Holders to act on behalf of such Holder and all Holders as set forth in this Agreement (including, without limitation, with respect to any conflict any such Holder may have). Parent and the Rights Agent shall be entitled to rely upon, without independent investigation, any act, notice, instruction or communication from the Acting Holders and any document executed by the Acting Holders on behalf of any Holder and shall incur no liability in connection with any action or inaction taken or omitted to be taken in reliance thereon.

5.5    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The Parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision; provided, however, that if such excluded provision shall affect the rights, immunities, liabilities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately upon written notice to Parent.

5.6    Counterparts and Signature. This Agreement may be executed in two or more counterparts (including by electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties hereto and delivered to the other Party, it being understood that the Parties need not sign the same counterpart.

5.7    Termination. Unless otherwise terminated earlier in accordance with this termination rights set forth in this Agreement, this Agreement will expire and be of no force or effect, the Parties hereto will have no liability hereunder (other than with respect to monies due and owing by Parent to Rights Agent or any other rights of the Rights Agent which expressly survive the termination of this Agreement), and no additional payments will be required to be made, upon the expiration or termination of the CVR Term; provided that the following provisions shall survive any termination or expiration of this Agreement and shall remain fully effective and enforceable thereafter: Section 2.4(e), Section 3.2, Section 4.3(c) (clause (iii) only), Section 4.3(d) (until the Outside Date) and Section 4.5 (for the one (1) year period specified therein).

5.8    Entire Agreement. Notwithstanding the reference to any other agreement hereunder, this Agreement contains the entire understanding of the Parties hereto and thereto with reference to the transactions and matters contemplated hereby and thereby and supersedes all prior agreements, written or oral, among the Parties with respect hereto and thereto. If and to the extent that any provision of this Agreement is inconsistent or conflicts with the Merger Agreement, this Agreement will govern and control.

5.9    Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between the Parties arising out of or relating to this Agreement, each Party: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware or, to the extent that neither of the foregoing courts has jurisdiction, the Superior Court of the State of Delaware; (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 5.9; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any such Party; and (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 5.1 or Section 5.2 of this Agreement. In any action or proceeding between or among the Parties arising out of relating to this Agreement, each Party irrevocably and unconditionally waives the right to trial by jury.

5.10    Amendments. No amendment, modification or waiver of any provision of this Agreement shall be effective unless in writing and signed by duly authorized signatories of Parent and the Rights Agent; provided, however, that Parent and the Rights Agent may (without the consent of any other Person) amend this Agreement: (a) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” laws; (b) to evidence the succession of another Person to Parent and the assumption by such successor of the covenants of Parent herein; (c) to evidence the succession of another Person as a successor Rights Agent and the assumption by such successor of the covenants and obligations of the Rights Agent herein; (d) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders; or (e) any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is adverse to the interests of the Holders. Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to subsections (a)-(e) of this Section 5.10, Parent will (or will cause the Rights Agent to) use commercially reasonable efforts to notify the Holders in general terms of the substance of such amendment in accordance with Section 5.2. The failure to deliver such notice, or any defect in such notice, shall not impair or affect the validity of such amendment to this Agreement. Upon the execution of any amendment under this Section 5.10, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and each party and every Holder will be bound thereby. In executing any amendment permitted by this Section 5.10, the Rights Agent will be entitled to receive, and will incur no liability in relying upon, an opinion of counsel of Parent stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that adversely affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise. No supplement or amendment to this Agreement shall be effective unless duly executed by the Rights Agent.

5.11    Funds. All funds received by the Rights Agent under this Agreement that are to be distributed or applied by the Rights Agent in the performance of services hereunder (the “Funds”) shall be held by the Rights Agent as agent for Parent and deposited in one or more bank accounts to be maintained by the Rights Agent in its name as agent for Parent.    Until paid pursuant to the terms of this Agreement, the Rights Agent will hold the Funds through such accounts in: deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). The Rights Agent shall have no responsibility or liability for any diminution of the Funds that may result from any deposit made by the Rights Agent in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other Third Party. The

Rights Agent may from time to time receive interest, dividends or other earnings in connection with such deposits. The Rights Agent shall not be obligated to pay such interest, dividends or earnings to Parent, any Holder or any other party.

5.12    Further Assurances. Each Party agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be necessary to effectuate the provisions of this Agreement.

5.13    Rules of Construction. Except as otherwise explicitly specified to the contrary, (a) references to a Section means a Section of this Agreement unless another agreement is specified, (b) the word “including” (in its various forms) means “including without limitation,” (c) references to a particular statute or regulation include all rules and regulations thereunder and any successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (d) words in the singular or plural form include the plural and singular form, respectively, (e) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement and (f) all references to dollars or “$” refer to United States dollars.

5.14    Force Majeure. Notwithstanding anything to the contrary contained herein, neither of the Rights Agent or Parent will be liable for any delays or failures in performance resulting from acts beyond its reasonable control including acts of God, pandemics (including COVID-19), terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunctions of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war or civil unrest.

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IN WITNESS WHEREOF, each of the Parties has caused this Contingent Value Rights Agreement to be executed on its behalf by its duly authorized officers, as of the day and year first above written.

RESTORBIO, INC.

By:	/s/ Chen Schor

Name:	Chen Schor

Title:	Chief Executive Officer

COMPUTERSHARE TRUST COMPANY, N.A. and COMPUTERSHARE INC.,
On behalf of both entities

By:	/s/ Collin Ekeogu

Name:	Collin Ekeogu

Title:	Manager, Corporate Actions

Exhibit A

Budget

(Attached).

Exhibit B

Planned Protocol

(Attached).